Exhibit 99

May 23, 2006

CBS CORPORATION TO EXPLORE DIVESTITURE OF RADIO STATIONS
IN TEN OF ITS SMALLER MARKETS

CBS Corporation (NYSE: CBS.A and CBS) announced today that it will explore the divestiture of its radio stations in ten markets: Austin, Buffalo, Cincinnati, Columbus, Fresno, Greensboro-Winston/Salem, Kansas City, Memphis, Rochester and San Antonio. The Company has previously stated its intent to sell certain smaller market stations in order to maximize performance of the division overall.

CBS RADIO is one of the largest major-market radio operators in the United States, with stations covering news, alternative rock, country, FM talk, classic rock, oldies, JACK and urban formats, among others. A division of CBS Corporation, CBS RADIO operates 179 radio stations, the majority of which are in the nation's top 50 markets. For more information on CBS RADIO, please visit www.cbsradio.com.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and UPN), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), theme parks (Paramount Parks), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). In Fall 2006, UPN will cease operations and The CW, a new fifth broadcast television network, will launch as a joint venture between CBS Corporation and Warner Bros. Entertainment. For more information, log on to www.cbscorporation.com.

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Press Contacts:
Dana McClintock (CBS Corp.)	212/975-1077	dlmcclintock@cbs.com
Karen Mateo (CBS Radio)	212/846-7638	karen.mateo@cbsradio.com